Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-197321) pertaining to the 2013 Long-Term Incentive Plan of Navigator Holdings Ltd. of our reports dated May 8, 2020, with respect to the consolidated financial statements of Navigator Holdings Ltd. and the effectiveness of internal control over financial reporting of Navigator Holdings Ltd., included in this Annual Report (Form 20-F) for the year ended December 31, 2019.

/s/ Ernst & Young LLP

London, United Kingdom

May 8, 2020